As filed with the Securities and Exchange Commission on September 5, 1996

                                                   Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                                 _________________

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ___________________


                             SIMON DeBARTOLO GROUP, INC.
            (Exact name of registrant as specified in its charter)


            Maryland                            35-1901999
   (State or other jurisdiction of              (IRS employer
   incorporation or organization)               identification no.)


                               _____________________
                                National City Center
                            115 West Washington Street
                                    Suite 15 East
                              Indianapolis, IN  46204
                                   (317) 636-1600
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                     DAVID SIMON
                               Chief Executive Officer
                             Simon DeBartolo Group, Inc.
                                National City Center
                             115 West Washington Street
                                    Suite 15 East
                               Indianapolis, IN  46204
                                   (317) 636-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                    _________________

                                       Copies to:

   Edwin S. Maynard, Esq.                      James M. Asher, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison     Robert E. King, Jr., Esq.
1285 Avenue of the Americas                     Rogers & Wells
New York, New York 10019-6064                   200 Park Avenue
(212) 373-3000                                New York, New York 10166
                                                (212) 878-8000
                                  _________________




   Approximate date of commencement of proposed sale to the public:
   From time to time or at one time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
     If this Form is a post-effective amendment filed pursuant to
   Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]
                    _____________________

               CALCULATION OF REGISTRATION FEE

=========================================================================
Title of each class of            Proposed maximum           Amount of
securities to be registered    aggregate offering price(1)   Registration
                                                               fee (2)

Common Stock, par value $0.0001
 per share

Preferred Stock, par value             $750,000,000            $187,837
 $0.0001 per share

Depositary Shares

Warrants

=========================================================================

(1) Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for Common Stock or Preferred Stock issued upon conversion of Depositary Shares or Preferred Stock or upon exercise of Warrants registered hereunder, as the case may be. The aggregate maximum offering price of all Securities issued pursuant to this Registration Statement will not exceed $750,000,000.
(2) 8,758,146 shares of Common Stock registered by the Registrant (formerly known as Simon Property Group, Inc.) under Registration Statement No. 33-89012 and not previously sold are consolidated in this Registration Statement pursuant to Rule 429 under the Securities Act of 1933. The registration fees in connection with such unsold amount of Common
     Stock, in the pro rated amount of $70,783, have been previously paid by the Registrant under the foregoing Registration Statement. Accordingly, the total amount of registration fee under this Registration Statement as so consolidated as of the date of this filing is $187,837, which is obtained by deducting such $70,783 from $258,620, the amount of registration fee otherwise payable with respect to the amount of Securities registered under this Registration Statement pursuant to Rule 457(o).

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
  The Prospectus in this Registration Statement also relates to Registration Statement No. 33-89012 pursuant to Rule 429 under the
Securities Act of 1933.

      PROSPECTUS Subject to Completion, Dated September 5, 1996
                      $750,000,000
              SIMON DeBARTOLO GROUP, INC.
Common Stock, Preferred Stock, Depositary Shares and Warrants
                  ____________________

     Simon DeBartolo Group, Inc. (the "Company") may from time to time offer (i) shares of its common stock, par value $0.0001 per share ("Common Stock"), (ii) in one or more series, shares of its preferred stock, par value $0.0001 per share ("Preferred Stock"), (iii) in one or more series, its Preferred Stock represented by depositary shares ("Depositary Shares") and (iv) warrants to purchase Common Stock or Preferred Stock
("Warrants"), with an aggregate public offering price of up to $750,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The
Common Stock, Preferred Stock, Depositary Shares and Warrants
(collectively, the "Securities") may be offered, separately or together, in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common
Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights, and any initial public offering price;
(iii) in the case of Depositary Shares, the fractional Preferred Stock represented by each Depositary Share; and (iv) in the case of Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to assist in maintaining the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement also will contain information, where applicable, about the material U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement, not contained in this Prospectus.

     The Securities may be offered directly or through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. No Securities may be sold by the Company through agents, underwriters or dealers without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities. Shares of Common Stock may also be issued pursuant to this Prospectus to holders of units in the Simon- DeBartolo Group, L.P. ("Units") in exchange for their Units, which Units may be exchanged for shares of Common Stock on a one-for-one basis or cash, as selected by the Company, pursuant to the partnership agreement of such partnership. See "Plan of Distribution."
                      ________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.
                       ________________________

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK
HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY
REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                ________________________

    The date of this Prospectus is ______ __, 1996.

                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied, at the prescribed rates, at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500
   W. Madison Street, Chicago, Illinois 60661. The Company's Common Stock is traded on the New York Stock Exchange ("NYSE"). Reports and other information concerning the Company may be inspected at the principal office of the NYSE at 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, in accordance with the rules and regulations of the Commission. For further information concerning the Company and the Securities offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. The Commission maintains a World Wide Web Site (http://www.sec.gov) that contains such material regarding issuers that file electronically with the Commission. This Registration Statement has been so filed and may be obtained at such site. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus.

     1.  The Company's Registration Statement on Form S-4
   (Registration No. 333-06933), which contains, among other things, a description of the Common Stock, including any amendment or report filed for the purpose of updating such description;

     2. The Company's Proxy Statement dated June 28, 1996, relating to the annual and special meetings of stockholders held on August 7, 1996;

     3. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A-1;

     4. The Company's Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, 1996, as amended by Form 10-Q/A-1, and June 30, 1996; and

     5.  The Company's Current Reports on Form 8-K dated
   March 26, August 9, and August 26,  1996.

     The Company's Exchange Act filing number is 1-12618.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom a Prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits and schedules to such documents). Requests should be directed to: James M. Barkley, General Counsel, at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, IN 46204, Telephone (317) 636-1600.



                     THE COMPANY

     Simon DeBartolo Group, Inc., formerly known as Simon
   Property Group, Inc. (the "Company"), is a Maryland corporation that, through its subsidiary partnerships, Simon-DeBartolo Group, L.P. (the "Operating Partnership") and Simon Property Group, L.P. ("SPG, LP" and, together with the Operating Partnership, the "Partnerships"), is engaged primarily in the ownership, development, management, leasing, acquisition and expansion of income producing properties, primarily regional malls and community shopping centers. As a result of the merger (the "Merger") of DeBartolo Realty Corporation ("DRC") with a subsidiary of the Company, consummated on August 9, 1996
   (the "Merger Date"), the Company continues and expands the national shopping center and real estate businesses previously owned by Melvin Simon, Herbert Simon, David Simon and certain of their affiliates, including certain other Simon family members and estates, trusts and other entities established for their benefit (collectively, the "Simons"), and the national shopping center business of DRC, The Edward J.
   DeBartolo Corporation ("EJDC") and their affiliates. In conjunction with the Merger, DRC was renamed SD Property Group, Inc. (the "Subsidiary") and is the managing general partner of the Operating Partnership.

     In addition, SPG, LP holds substantially all of the economic interest in, and the Simons or their affiliates hold the voting stock of, M.S. Management Associates, Inc. (the "SPG Management
   Company"), which manages regional malls and community shopping centers not wholly owned by SPG, LP and certain other properties and also engages in certain property development activities. The Operating Partnership holds substantially all of the economic interest in, and the SPG Management Company holds substantially all of the voting stock of, DeBartolo Properties Management, Inc. (the "DRC Management Company"), which provides architectural, design, construction and other services to substantially all of the Portfolio Properties (as defined below) owned by the Operating Partnership, as well as certain other regional malls and community shopping centers owned by third parties.

     The Partnerships own or hold interests in a diversified portfolio of 183 income producing properties (the "Portfolio Properties"), including 112 super-regional and regional malls, 65 community shopping centers, two specialty retail centers and four mixed-use properties located in 33 states. The Portfolio Properties contain an aggregate of approximately 110 million square feet of gross leasable area ("GLA"), of which approximately 65 million square feet is GLA owned by the Partnerships ("Owned GLA").
   More than 3,600 different retailers occupy approximately 12,000 stores in the Portfolio Properties. Total estimated retail sales at the Portfolio Properties approached $16 billion in fiscal 1995. In addition, the Partnerships have interests in eight properties under construction in the United States, and land held for future development. The Operating Partnership, together with the SPG Management Company and its affiliated management companies, manage over 127 million square feet of GLA of retail and mixed-use properties.

     Each of the Company and the Subsidiary has elected to be taxed as a real estate investment trust (a "REIT") under sections 856 through 860 of the Internal Revenue Code, as amended (the "Code"), and applicable Treasury Regulations relating to REIT qualification. The Company is a self-administered and self-managed REIT. The
   Company provides management, leasing, accounting, design and construction expertise through its own personnel or, where appropriate, through outside professionals.



                   USE OF PROCEEDS

     Except as otherwise provided in the applicable Prospectus Supplement, proceeds to the Company from any sale of the Securities offered hereby will be added to the working capital of the Company and will be available for general corporate purposes, which may include the repayment of indebtedness, the financing of capital commitments and possible future acquisitions associated with the continued expansion of the Partnerships' business.


         RATIO OF EARNINGS TO FIXED CHARGES
            AND PREFERRED STOCK DIVIDENDS

     The Company's ratio of earnings to fixed charges and preferred stock dividends for the six months ended June 30, 1996 and 1995 was 1.47 X and 1.59 X , respectively, and for the fiscal years ended December 31, 1995 and 1994 was 1.66 X and 1.43 X , respectively. From the commencement of its operations on December 20, 1993 through December 31, 1993, the ratio of earnings to fixed charges and preferred stock dividends for the Company was 3.36 X . The pro forma ratio of earnings to fixed charges and preferred stock dividends for the six months ended
   June 30, 1996 and for the fiscal year ended December 31, 1995 of the Company, assuming the Merger and related transactions had occurred as of January 1, 1995 and carried forward through June 30, 1996, was 1.50 X and 1.71 X , respectively.

     For purposes of computing the ratio of earnings to fixed charges and preferred stock dividends, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income
   (loss) from continuing operations including income from minority interests which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. Fixed charges and preferred stock dividends consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs, plus any dividends on outstanding preferred stock.

     Prior to the commencement of business by the Company in December, 1993, the predecessor of the Company maintained a different ownership and equity structure. The predecessor's operating properties have historically generated positive net cash flow, the financial statements of the predecessor show net income for the period January 1, 1993 through December 19, 1993, and net losses for the fiscal years ended December 31, 1992 and 1991. The ratio of earnings to fixed charges and preferred stock dividends for the period January 1, 1993 through December 19, 1993 was 1.11 X.
   As a consequence of the net losses for the fiscal years ended December 31, 1992 and 1991, the computation of the ratio of earnings to fixed charges and preferred stock dividends for these fiscal years indicates that earnings were inadequate to cover fixed charges by approximately $12.8 million and $18.7 million, respectively.

     The new capitalization of the Company effected in December
   1993 in connection with its initial public offering permitted the Company to deleverage significantly resulting in an improved ratio of earnings to fixed charges and preferred stock dividends subsequent to its commencements of operations.

            DESCRIPTION OF THE SECURITIES

     The following summary is a description of certain provisions of the Amended and Restated Articles of Incorporation (the "Charter") and the Amended and Restated By-laws (the "By-laws") of the Company, each as in effect on the date hereof. This summary does not purport to be complete and is qualified by reference to the Charter and By-laws, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     Under the Charter, the total number of shares of all classes of capital stock that the Company has authority to issue is 650,000,000 shares, par value $0.0001 per share, currently consisting of 383,996,000 shares of Common Stock, 12,000,000 shares of Class B common stock, par value $0.0001 per share (the "Class B Common Stock"), 4,000 shares of Class C common stock, par value $0.0001 per share (the "Class C Common Stock"), 4,000,000 shares of Series
   A preferred stock, par value $.0001 per share (the "Series A Preferred Stock"), and 250,000,000 shares of Excess Stock.

   Common Stock

     Common Stock, Class B Common Stock and Class C Common
   Stock

     Immediately following the consummation of the Merger, the Company had 93,245,854 shares of its Common Stock outstanding, 3,200,000 shares of its Class B Common Stock outstanding and 4,000 shares of its Class C Common Stock outstanding. All outstanding shares of Common Stock, Class B Common Stock and
   Class C Common Stock are duly authorized, fully paid and nonassessable. Holders of Common Stock, Class B Common Stock and Class C Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, other than the election of directors elected exclusively by the holders of Class B Common Stock and the election of directors elected exclusively by the holders of Class C Common Stock. Holders of Common Stock, Class B Common Stock and Class C Common Stock have no right to cumulative voting for the election of directors. Subject to preferential rights with respect to the Series A Preferred Stock, the holders of Common Stock, Class B Common Stock and
   Class C Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company (the
   "Board of Directors") out of funds legally available therefor. If the Company is liquidated, subject to the right of the holders of Series A Preferred Stock (including any Excess Stock into which such Series
   A Preferred Stock has been converted) to receive preferential distributions, each outstanding share of Common Stock, Class B
   Common Stock and Class C Common Stock, including shares of
   Excess Stock (other than those issued upon the conversion of Series
   A Preferred Stock), if any, will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

     The holders of Class B Common Stock are entitled to elect four of the 13 directors of the Company, unless their portion of the aggregate equity interest of the Company (including Common Stock, Class B Common Stock and units in the Operating Partnership
   ("Units") considered on an as-converted basis) decreases to less than 50% of the amount that they owned as of the consummation of the Merger, in which case they will be entitled to elect only two directors of the Company.

     Shares of Class B Common Stock may be converted at the holder's option into an equal number of shares of Common Stock. If the Simons' aggregate equity interest in the Company on a fully diluted basis has been reduced to less than 5%, the outstanding shares of Class B Common Stock convert automatically into an equal number of shares of Common Stock. Shares of Class B Common
   Stock also convert automatically into an equal number of shares of Common Stock upon the sale or transfer thereof to a person not affiliated with the Simons. Holders of shares of Common Stock and Class B Common Stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any securities of the Company.

     Four thousand shares of Class C Common Stock were authorized and issued to EJDC in connection with the Merger to enable the estate of Edward J. DeBartolo, Edward J. DeBartolo, Jr.,
   M. Denise DeBartolo

   York, EJDC and certain of their affiliates, including certain other DeBartolo family members and estates and trusts established for their benefit (collectively, the "DeBartolos"), to elect two members of the Board of Directors under the Charter.
   Except with respect to the right to elect directors, as summarized below, each share of Class C Common Stock has the same rights and restrictions as a share of Class B Common Stock.

     The holders of Class C Common Stock are entitled to elect two of the 13 directors of the Company, unless their portion of the aggregate equity interest of the Company (including Common Stock, Class C Common Stock and Units considered on an as-converted basis) decreases to less than 50% of the amount that they owned as of the closing of the Merger, in which case they will be entitled to elect only one director of the Company.

     Shares of Class C Common Stock may be converted at the holder's option into an equal number of shares of Common Stock. If the DeBartolos' aggregate equity interest in the Company on a fully diluted basis has been reduced to less than 5%, the outstanding shares of Class C Common Stock convert automatically into an equal number of shares of Common Stock. Shares of Class C Common
   Stock will also convert automatically into an equal number of shares of Common Stock upon the sale or transfer thereof to a person not affiliated with the DeBartolos. Holders of shares of Class C
   Common Stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any securities of the Company.

     Certain Provisions of the Partnership Agreements of the Partnerships, the Charter and By-Laws and of Maryland Law

     The partnership agreements of the Partnerships provide that the Company may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets unless such transaction includes the merger of the Partnerships, which merger requires the approval of the holders of a majority of the Units and the holders of a majority of the units of SPG, LP. These voting requirements might limit the possibility for acquisition or change in control of the Company, even if some of the Company's stockholders deem such a change to be in the Company's and their best interest.

     The Charter and By-laws and certain Maryland statutes contain provisions that may be deemed to have an anti-takeover effect and that may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including an attempt that might result in a premium over the market price for the shares held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with its Board of Directors. The Company's management believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms.

     Pursuant to the Maryland General Corporation Law ( the
   "MGCL"), a corporation generally cannot dissolve, merge, consolidate, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the Board of Directors and by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter.

     Number of Directors; Filling Vacancies; Removal

     The Charter currently fixes the number of directors of the Board of Directors at 13. It provides that, subject to any separate rights of holders of preferred stock, any vacancy created by the resignation, death or removal of a director elected by the holders of Class B Common Stock will be filled by the holders of the Class B Common Stock, and that any vacancy created by the resignation, death or removal of a director elected by the holders of Common
   Stock may be filled by a majority of the remaining directors or by the stockholders at a special meeting. If such a vacancy has not been filled within 30 days after it occurs, a special meeting of the holders of Common Stock and Class B Common Stock must be called to fill the vacancy. Accordingly, the Board of Directors could temporarily prevent a stockholder from filling new directorships with such stockholder's own nominees. Two directors will be elected by the holders of Class C Common Stock voting as a separate class, and there are separate provisions with respect to the filling of vacancies of a director elected by the holders of Class C Common Stock.

     The Charter provides that, subject to the right of holders of any class separately entitled to elect one or more directors, if any such right has been granted, directors may be removed only for cause and only upon the affirmative vote of holders of at least a majority of the voting power of all the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

     Advance Notice Provisions for Stockholder Nominations and
   Stockholder Proposals

     The By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders of the Company. This procedure provides that (i) only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company, and (ii) at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman of the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. In general, for notice of stockholder nominations or business to be made at an annual meeting to be timely, such notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. Such notice must contain information concerning the person or persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

     The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the By-laws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

     Director Action

     The Charter, By-laws and MGCL generally require that a majority of a quorum is necessary to approve any matter to come before the Board of Directors; however, certain matters including sales of property, transactions with the Simons or the DeBartolos and certain affiliates and certain other matters will also require approval of a majority of independent directors on the Board of Directors. The By-laws require that at least six of such independent directors approve the sale of any property owned by any partnership in which the Company acts as general partner, and the Charter requires that a majority of such independent directors approve any transaction between the Simon DeBartolo Group on the one hand and the Simons and/or the DeBartolos on the other hand.

   Preferred Stock

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate.

     The Board of Directors is authorized to establish one or more classes and series of capital stock, including series of preferred stock, from time to time and to establish the number of shares in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such class or series, without any further vote or actions by the stockholders (except in limited circumstances by holders of Series A Preferred
   Stock), unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed.

     The Board of Directors is empowered by the Charter to designate and issue from time to time one or more series of Preferred Stock without stockholder approval. The Board of Directors may determine the relative rights, preferences and privileges of each series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holder of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Preferred Stock will, when issued, be fully paid and nonassessable.

     The Company currently has outstanding 4,000,000 shares of Series A Preferred Stock. Series A Preferred Stock ranks, with respect to dividends, voting, preferences, qualifications, limitations, restrictions and the distribution of assets upon liquidation, senior to Common Stock, Class B Common Stock and Class C Common
   Stock. Classification of authorized but unissued capital stock into additional shares of Preferred Stock and issuance thereof, unless ranking junior to or on a parity with Series A Preferred Stock, must be approved by an 80% vote of the holders of Series A Preferred
   Stock. The Series A Preferred Stock has no preemptive rights and is not subject to any sinking fund or other obligation of the Company to purchase or redeem it.

     Holders of Series A Preferred Stock are entitled to receive cumulative cash dividends of the greater of either (i) $0.5078125 per share per calendar quarter, or (ii) the aggregate amount of dividends paid since the end of the previous calendar quarter on the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible, in either case payable in arrears when and as declared by the Board of Directors, out of funds legally available therefor, on the last business day of each quarter. Dividends are cumulative from the payment date of any such declaration and accrue whether or not there are funds of the Company legally available for the payment of such dividends.

     The Company may not declare or pay any dividend on the Common Stock, Class B Common Stock or Class C Common Stock or on any other class of stock ranking junior to Series A Preferred Stock as to dividends and upon liquidation, distribution or winding up of the Company (the Common Stock, Class B Common Stock,
   Class C Common Stock, and any other such junior class being referred to as the "Junior Stock"), other than in shares of Junior Stock or rights to purchase or acquire Junior Stock, and the Company may not redeem or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any Junior Stock or make any distribution in respect thereof, in each case, either directly or indirectly and whether in cash or property or in obligations or shares of the Company, unless and until such time as all accrued and unpaid dividends with respect to Series A Preferred Stock have been paid (or declared and a sum sufficient for the payment thereof is set apart for such payment) and sufficient funds have been set apart for the payment of the dividend for the current dividend period with respect to Series A Preferred Stock.

     In the event of any liquidation, dissolution or winding up of the affairs of the Company (any or all of such events, a "liquidation"), whether voluntary or involuntary, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company, before any payment shall be made to the holders of the Junior Stock, an amount equal to $25 per share, plus an amount equal to any unpaid cumulative dividends on Series A Preferred Stock accrued to the date when such payment shall be made available to the holders thereof. Neither a consolidation or merger of the Company with or into any other corporation or corporations, nor a sale or transfer by the Company of all or substantially all of its assets, nor a statutory share exchange in which stockholders of the Company may participate shall be deemed to be a liquidation of the Company.

     If dividends on Series A Preferred Stock are in arrears and are unpaid for any four consecutive calendar quarters, then the holders of Series A Preferred Stock (voting as a separate class) have an additional right to vote on any acquisition of the Company by any other entity, including by merger, consolidation or reorganization, as well as on the sale of all or substantially all of the Company's assets. This separate voting right does not arise, however, if (i) the Company's stockholders will have at least 50% of the aggregate voting power of the surviving entity following the merger, consolidation, reorganization or other acquisition, or (ii) the terms of the acquisition or sale provide for the contemporaneous full payment of all accrued and unpaid dividends on the Series A Preferred Stock.

     The Prospectus Supplement relating to any Preferred Stock offered thereby will contain the specific terms thereof, including without limitation:

     (1)  The title and stated value of such Preferred Stock;

     (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

     (3) The distribution rate(s), period(s) or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

     (4)  The date from which distributions on such Preferred
          Stock shall accumulate, if applicable;

     (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

     (6) The provision for a sinking fund, if any, for such Preferred Stock;

     (7) The provision for redemption, if applicable, of such Preferred Stock;

     (8) Any listing of such Preferred Stock on any securities exchange;

     (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common
          Stock of the Company, including the conversion price
          (or manner of calculation thereof);

     (10) Whether interests in such Preferred Stock will be represented by Depositary Shares;

     (11) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

     (12) A discussion of all material federal income tax considerations, if any, applicable to such Preferred
          Stock that are not discussed in this Prospectus;

     (13) The relative ranking and preferences of such Preferred
          Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (14) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

     (15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

     Rank.  Unless otherwise specified in the Prospectus
   Supplement, the Preferred Stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

     Distributions. Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash distributions (or distributions in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such distribution shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors.

     Redemption.  If so provided in the applicable Prospectus
   Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred
   Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which shall not, if such Preferred Stock does not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions to be specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative distribution, full cumulative distributions on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, and
   (ii) if such series of Preferred Stock does not have a cumulative distribution, full distributions of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred
   Stock of such series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative distribution, full cumulative distributions on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, and
   (ii) if such series of Preferred Stock does not have a cumulative distribution, full distributions on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for shares of capital stock of the Company ranking junior to the Preferred Stock of such series as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price;
   (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date distributions will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

     Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of shares of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share of Preferred Stock (set forth in the applicable Prospectus Supplement), plus an amount equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Stock do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred
   Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of shares of capital stock of the Company ranking on parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of shares of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

     Voting Rights. Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

          Unless otherwise indicated in the applicable Prospectus Supplement, whenever distributions on any shares of Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least 10% of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative distribution, all distributions accumulated on such shares of Preferred Stock for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient or the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative distribution, four consecutive quarterly distributions shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors will be increased by two directors.

     Unless otherwise provided for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class),
   (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares;
   or (ii) amend, alter or repeal the provisions of the Company's
   Charter or the articles supplementary for such series of Preferred
   Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred
   Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     Conversion Rights. The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common
   Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

     Registrar and Transfer Agent. The registrar and transfer agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

   Depositary Shares

     General

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including distribution, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary
   Receipts issued pursuant to the applicable Deposit Agreement.
   Immediately following the issuance and delivery of the Preferred
   Stock by the Company to the Preferred Stock Depositary, the Company will cause the Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the following summary of the form thereof filed as an exhibit to the Registration Statement of which this Prospectus is a part is qualified in its entirety by reference thereto.

     Distributions

     The Preferred Stock Depositary will distribute all cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary
   Share to the extent that it represents any Preferred Stock converted into Excess Stock.

     Withdrawal of Preferred Stock

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted into Excess Stock), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional shares of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of the Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus
   Supplement, but holders of such Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary
   Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary
   Shares.

     Redemption of Depositary Shares

     Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid distributions thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any Excess Stock.

     From and after the date fixed for redemption, all distributions in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

     Voting of the Preferred Stock

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock
   Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred
   Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The
   Preferred Stock Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

     Liquidation Preference

     In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

     Conversion of Preferred Stock

     The Depositary Shares, as such, are not convertible into Common Stock or any other securities or property of the Company, except in connection with certain conversions in connection with the preservation of the Company's status as a REIT. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock (including Excess Stock) of the Company or other shares of capital stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion.
   If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

          Amendment and Termination of a Deposit Agreement

     Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law.
   Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     A Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

     Charges of a Preferred Stock Depositary

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

     Resignation and Removal of Depositary

     A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

     Miscellaneous

     The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

   Warrants

     The Company has no Warrants outstanding (other than options issued under the Company's employee stock option plan). The Company may issue Warrants for the purchase of shares of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and any provisions of the Warrants offered hereby.

   Further terms of
   the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

     (1)  the title of such Warrants;

     (2)  the aggregate number of such Warrants;

     (3) the price or prices at which such Warrants will be issued;

     (4) the designation, terms and number of shares of Common Stock or Preferred Stock purchasable upon exercise of such Warrants;

     (5) the designation and terms of the Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security;

     (6) the date, if any, on and after which such Warrants and the related shares of Common Stock or Preferred Stock will be separately transferable;

     (7) the price at which each share of Common Stock or Preferred Stock purchasable upon exercise of such Warrants may be purchased;

     (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

     (9) the minimum or maximum amount of such Warrants which may be exercised at any one time;

     (10) information with respect to book-entry procedures, if any;

     (11) a discussion of certain federal income tax considerations; and

     (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.


                        RESTRICTIONS ON TRANSFER

     The Charter contains certain restrictions on the number of shares of capital stock of the Company (including the Common
   Stock, Class B Common Stock, Class C Common Stock and Series A Preferred Stock) that individual stockholders may own. For the Company to qualify as a REIT under the Code, in addition to other requirement discussed in "Federal Income Tax Considerations" not more than 50% in value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) and the capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because the management of the Company currently believes it is essential for the Company to maintain its status as a REIT, the provisions of the Charter with respect to Excess Stock contains restrictions on the acquisition of its capital stock intended to ensure compliance with these requirements.

     The Charter provides that, subject to certain specified exceptions, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the ownership limit (the

   "Ownership Limit"), which is equal to 6% (24% in the case of the Simons) of any class of capital stock of the Company
   (calculated based on the lower of outstanding shares, voting power or value). In the event of a purported transfer or other event that would, if effective, result in the ownership of shares of stock in violation of the Ownership Limit, such transfer or other event with respect to that number of shares that would be owned by the transferee in excess of the Ownership Limit would be deemed void ab initio and the intended transferee would acquire no rights in such shares of stock. Such shares of stock would automatically be converted into shares of Excess Stock, according to rules set forth in the Charter, to the extent necessary to ensure that the purported transfer or other event does not result in ownership of shares of stock in violation of the Ownership Limit. The Board of Directors may exempt a person from the Ownership Limit if they receive a ruling from the IRS or an opinion of tax counsel that such ownership will not jeopardize the Company's status as a REIT.

     Upon a purported transfer or other event that results in Excess Stock, the Excess Stock will be deemed to have been transferred to a trustee to be held in trust for the exclusive benefit of a qualifying charitable organization designated by the Company. Such Excess
   Stock will be issued and outstanding stock of the Company, and it will be entitled to dividends equal to any dividends which are declared and paid. Any dividend or distribution paid prior to the discovery by the Company that stock has been converted into Excess Stock is to be repaid upon demand. The recipient of such dividend will be personally liable to the trust. Any dividend or distribution declared but unpaid will be rescinded as void ab initio with respect to such shares of stock and will automatically be deemed to have been declared and paid with respect to the shares of Excess Stock into which such shares were converted. Such Excess Stock will also be entitled to such voting rights as are ascribed to the stock from which such shares of Excess Stock were converted. Any voting rights exercised prior to discovery by the Company that shares of stock were converted to Excess Stock will be rescinded and recast as determined by the trustee.

     While Excess Stock is held in trust, an interest in that trust may be transferred by the purported transferee, or other purported holder with respect to such Excess Stock only to a person whose ownership of the shares of stock would not violate the Ownership Limit, at which time the Excess Stock will be automatically exchanged for the same number of shares of stock of the same type and class as the shares of stock for which the Excess Stock was originally exchanged.

     The Charter contains provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Stock may not receive in return for such a transfer an amount that reflects any appreciation in the shares of stock for which such Excess Stock was exchanged during the period that such Excess Stock was outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid over to the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the trust in acquiring or holding such Excess Stock and to hold such Excess Stock on behalf of the trust.

     The Charter further provides that the Company may purchase, for a period of 90 days during the time the Excess Stock is held by the trustee in trust, all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of the price paid for the stock by the purported transferee (or if no notice of such purchase price is given, at a price to be determined by the Board of Directors, in its sole discretion, but no lower than the lowest market price of such stock at any time prior to the date the Company exercises its purchase option) and the closing market price for the stock on the date the Company exercises its option to purchase. The 90-day period begins on the date of the violative transfer or other event if the original transferee-stockholder gives notice to the Company of the transfer or (if no notice is given) the date the Board of Directors determines that a violative transfer or other event has been made.

     The Charter further provides that in the event of a purported issuance or transfer that would, if effective, result in the Company being beneficially owned by fewer than 100 persons, such issuance or transfer would be deemed null and void ab initio, and the intended transferee would acquire no rights to the stock.

     All certificates representing shares of any class of stock of the Company bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as may be required by the Code or regulations promulgated thereunder) of the outstanding stock must file an affidavit with the Company containing the information specified in the Charter before January 30 of each year. In addition, each stockholder shall, upon demand, be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Charter or the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     The Excess Stock provision will not be removed automatically even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.



          FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material federal income tax considerations that may be relevant to a prospective purchaser, is based upon current law, and is not tax advice. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations.

     EACH PROSPECTIVE PURCHASER IS ENCOURAGED
   TO CONSULT ITS OWN TAX ADVISOR REGARDING THE
   SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE,
   OWNERSHIP AND SALE OF THE SECURITIES AND OF THE
   COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE
   INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE,
   LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF
   SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND
   OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

   General

     Both the Company and the Subsidiary have made elections to be taxed as REITs under the Code, and applicable Treasury
   Regulations relating to REIT qualification (the "REIT
   Requirements"). Management of both companies believe that both companies have been organized and operate in such a manner as to qualify for taxation as REITs under the Code. Both companies intend to continue to operate in such a manner, but no assurance can be given that they have operated in a manner so as to qualify or will operate in a manner so as to remain qualified.

     The REIT Requirements, relating to the federal income tax treatment of REITs and their stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

   Opinion of Counsel

          In the opinion of Paul, Weiss, Rifkind, Wharton &
   Garrison ("Counsel"), commencing with the taxable year ended December 31, 1994 and ending on the Merger Date, the Company (as Simon Property Group, Inc.) was organized and has operated in a manner so as to qualify for taxation as a REIT under the Code and commencing on the Merger Date, the Company's and the Subsidiary's proposed methods of operation will enable them to continue to meet the requirements for qualification and taxation as REITs under the Code. In the opinion of Willkie Farr & Gallagher, prior counsel to DRC ("WF&G"), commencing with the taxable year ended December 31, 1994 and ending on the Merger Date, DRC was organized and has operated in a manner so as to qualify for taxation as a REIT. It must be emphasized that Counsel's opinion is based, in part, on the opinion of WF&G referred to above, and Counsel's and WF&G's opinions are based on various assumptions and discussions set forth in the Company's Prospectus/Joint Proxy Statement dated June 28, 1996, with respect to the Merger and are conditioned upon certain representations made by the Company and DRC as to factual matters.
   Such factual assumptions and representations are set forth below in this discussion of "Federal Income Tax Considerations." In addition,
   Counsel's and WF&G's opinions are based upon the factual representations of the Company concerning its business and properties, and the business and properties of the Subsidiary and the Operating Partnership, as set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depend upon each of the Company's and the Subsidiary's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Counsel or WF&G. Accordingly, no assurance can be given that the actual results of either company's operation for any one taxable year will satisfy such requirements. See "-Failure to Qualify."


   Taxation of the Company

     A REIT generally is not subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed currently to stockholders because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders.
   This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that generally results from investment in a corporation.

     However, REITs are taxed at regular corporate rates on their ordinary income and capital gain not distributed to its stockholders and may be subject to federal income or excise tax in certain other circumstances, some of which are as follows. First, a REIT may be subject to the "alternative minimum tax" on its items of tax preference, if any. Second, if the REIT has net income from a "prohibited transaction" (generally, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Third, if the REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test, multiplied by a fraction intended to reflect the REIT's profitability. Fourth, if the REIT should fail to distribute with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the REIT will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

   Requirements for Qualification

     To qualify as a REIT, a corporation must elect to be so treated and must meet the requirements discussed below, relating to its organization, sources of income, nature of assets, and distributions of income to stockholders.

     Organizational Requirements

     The Code defines a REIT as a corporation, trust or association:
   (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for the REIT Requirements; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) that has the calendar year as its taxable year; (vi) the beneficial ownership of which is held by 100 or more persons; and (vii) during the last half of each taxable year not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). In addition, certain other tests, described below, regarding the nature of a REIT's income and assets must also be satisfied. The Code provides that conditions (i) through (v), inclusive, must be met during the entire taxable year and that condition (vi) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (vi) and (vii) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

     The Company satisfies the requirements set forth in (i) through
   (vi) above and believes that it satisfies the requirement set forth in (vii) above. In addition, the Charter includes certain restrictions regarding transfer of the Common Stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in
   (vi) and (vii) above.

     The Subsidiary satisfies the requirements set forth in (i) through
   (vi) above, and requirement (vii) is satisfied by virtue of the Company's owning 99.99% of the Subsidiary's outstanding stock.

     The Company currently has several "qualified REIT subsidiaries." Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction, and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities, and such items (as the case may be) of the REIT. In applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Company.

     In the case of a REIT which is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the income tests and asset tests. Thus, the Company's and the Subsidiary's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the partnerships in which the Operating Partnership has an interest are treated as assets, liabilities and items of income of the Company and the Subsidiary for purposes of applying the requirements described herein, provided that the Operating Partnership and the other partnerships in which the Company or the Subsidiary holds a direct or indirect interest are treated as partnerships for federal income tax purposes. See "Effect of Tax Status of Operating Partnership and Other Partnerships on REIT Qualification."

     Income Tests

     To maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually by each of the Company and the Subsidiary. First, at least 75% of each company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property", "dividends from qualified REITS" and, in certain circumstances, interest) or from "qualified temporary investment income" (described below). Second, at least 95% of each company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of each company's gross income (including gross income from prohibited transactions) for each taxable year. In applying these tests, the Company and the Subsidiary will each be treated as realizing its share of the income and bearing its share of the loss of the Operating Partnership, and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

     Rents received by each company will qualify as "rents from real property" only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively owns
   10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that the REIT may directly perform certain customary services (e.g., furnishing water, heat, light and air conditioning, and cleaning windows, public entrances and lobbies) other than services which are considered rendered to the occupant of the property. Interpretations of the law concerning the types of services that may be rendered by a REIT to its tenants is constantly evolving and the consequences of rendering impermissible services are somewhat uncertain.

     It is expected that both companies' real estate investments will give rise to income that will enable both companies to satisfy all of the income tests described above. Substantially all of the Company's and the Subsidiary's income is and will continue to be derived from their interests in the Operating Partnership, which income will, for the most part, qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. If, however, the Subsidiary fails to qualify as a REIT, then the Company will not receive qualifying income for purposes of the 75% gross income tests.

     Neither company charges, nor anticipates charging, more than a de minimis amount of rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above). Although neither company can be absolutely certain whether all Related Party Tenants have been or will be identified because of complex attribution rules, neither company anticipates receiving rents in excess of a de minimis amount from Related Party Tenants. Neither company anticipates holding a lease on any property in which rents attributable to personal property constitute greater than 15% of the total rents received under the lease. Both companies, through the Operating Partnership, will perform all development, construction and leasing services for, and does and will operate and manage the properties wholly-owned by the Company directly without using an "independent contractor."
   Management and Counsel believe that the services currently provided to lessees of these properties are those usually or customarily rendered in connection with the rental of space for occupancy only. As noted above, this area of the law is somewhat uncertain and no absolute assurance can be given that the IRS or a court will concur with Counsel's analysis with respect to such services.

     The Operating Partnership indirectly owns 5% of the voting common stock, substantially all of the nonvoting common stock and all of the preferred stock of the SPG Management Company, a corporation that is taxable as a regular corporation. The SPG Management
   Company performs management, development, construction and leasing services for properties and other real estate owned in whole or in part by third parties. The income is earned by and taxed to the SPG
   Management Company and is received by the Operating Partnership only indirectly as dividends and interest that qualify under the 95% test. The Operating Partnership also owns 5% of the voting common stock and all of the preferred stock of the DRC Management Company, a corporation that is also taxable as a regular corporation. The SPG Management Company owns 95% of the voting common stock of the DRC Management Company. The SPG Management Company and the
   DRC Management Company (together, the "Management Companies") will perform management, development, construction and leasing services for (i) any income-producing property less than wholly-owned, directly or indirectly, by the Operating Partnership, (ii) the properties in which the Simons own an interest that were not transferred to the Company or the SPG Management Company in connection with the initial public offering of the Common Stock consummated in December, 1993 and (iii) other real estate owned in whole or in part by third parties. The income will be earned by and taxed to the Management Companies and will be received by the Operating Partnership only indirectly as dividends and interest that qualify under the 95% test.

     If either the Company or the Subsidiary fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (i) the failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) the failing company attaches a schedule of the sources of its income to its return, and
   (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible however, to state whether in all circumstances either company would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision applies to provide relief if the 30% income test is failed, and in such case, the Company or the Subsidiary would cease to qualify as a REIT. See "-Failure to Qualify."


     Asset Tests

     In order for each of the Company and the Subsidiary to maintain its qualification as a REIT, at the close of each quarter of its taxable year it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of each company's total assets must be represented by real estate assets (which for this purpose include (i) its allocable share of real estate assets held by partnerships in which such company or a "qualified REIT subsidiary" of such company owns an interest and (ii) stock or debt instruments purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering of such company and held for not more than one year from the date such company receives such proceeds), cash, cash items, and government securities. Second, not more than 25% of each company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by such company may not exceed 5% of the value of such company's total assets, and such company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT).

     It is anticipated that the Company and the Subsidiary will be able to comply with these asset tests. The Company and the Subsidiary are deemed to hold directly their proportionate shares of all real estate and other assets of the Operating Partnership. As a result, each company plans to hold more than 75% of its assets as real estate assets. In addition, neither the Company nor the Subsidiary plan to hold any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary or another REIT, nor securities of any one issuer exceeding 5% of the value of either the Company's or the Subsidiary's gross assets, respectively (determined in accordance with generally accepted accounting principles). Securities of the Subsidiary held by the Company will not violate the asset test so long as the Subsidiary qualifies as a REIT. If, however, the Subsidiary fails to qualify as a REIT, then the Company would fail this asset test because the Company would then hold more than 10% of the securities of an issuer which is not a REIT.

     The Operating Partnership indirectly owns 5% of the voting common stock, substantially all of the nonvoting common stock and all of the participating preferred stock of the SPG Management Company, which, in the aggregate, does not exceed 10% of the voting securities of the SPG Management Company. The Operating Partnership also owns 5% of the voting common stock and all of the nonvoting preferred stock of the DRC Management Company, which, in the aggregate, does not exceed 10% of the voting securities of the DRC Management Company. Management believes that
   (a) neither the value of the securities of SPG Management Company nor the value of the securities of DRC Management Company held by the Company will exceed 5% of the value of the total assets of the Company and (b) neither the value of the securities of SPG
   Management Company nor the value of DRC Management Company held by the Subsidiary will exceed 5% of the value of the total assets of the Subsidiary.

     After initially meeting the asset tests at the close of any quarter, neither the Company nor the Subsidiary will lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Both companies maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

     Annual Distribution Requirements

     In order to be treated as a REIT, each of the Company and the Subsidiary is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of its net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (ii) the sum of certain items of noncash income.

     To the extent that either company does not distribute all of its net capital gain or distributes at least 95% (but less than 100%) of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed portion, at regular ordinary and capital gains corporate tax rates. Furthermore, if either company fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, such company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Each of the Company and the Subsidiary intends to make timely distributions sufficient to satisfy this annual distribution requirement.

     It is expected that each of the Company's and the Subsidiary's taxable income will be less than its cash flow, due to the allowance of depreciation and other noncash charges in computing its taxable income. Accordingly, each of the Company and the Subsidiary anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement.

     It is possible that, from time to time, neither the Company nor the Subsidiary may have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of either company or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such situation occurs, in order to meet the 95% distribution requirement, either company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable share dividends. If the amount of nondeductible expenses exceeds noncash deductions, either company may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

     Under certain circumstances, either the Company or the Subsidiary may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in such company's deduction for dividends paid for the earlier year. Thus, either company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, such company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

   Failure to Qualify

     If either the Company or the Subsidiary fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. The failure of the Company or the Subsidiary

                                                                        25
   to
   qualify as a REIT will subject the Company to such tax. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company and the Subsidiary (if it fails to qualify as a REIT) will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company or the Subsidiary would be entitled to such statutory relief.

   Taxation of U.S. Stockholders

     As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock that (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust the income of which is subject to United States federal income taxation regardless of its source. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as follows.

     Distributions Generally

     Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will be taxable as ordinary income to such holders up to the amount of the Company's current or accumulated earnings and profits. Such distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. Stockholders' shares of Common Stock, and distributions in excess of the U.S. Stockholders' tax basis in their respective shares of Common Stock are taxable as gain realized from the sale of such shares. Dividends declared by the Company in October, November, or December of any year payable to a stockholder of record on a specified date in any such month will be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include on their own income tax returns any tax losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the greater of its current or accumulated earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax free return of capital as taxable dividends. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits.

     Capital Gain Dividends

     Dividends to U.S. Stockholders that are properly designated by the Company as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held his stock. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     Dispositions of Shares of Common Stock

     A U.S. Stockholder will recognize gain or loss on the sale or exchange of shares of Common Stock to the extent of the difference between the amount realized on such sale or exchange and the holder's tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year. Losses incurred on the sale or exchange of shares of Common Stock held for six months or less
   (after applying certain holding period rules), however, will generally be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Stockholder with respect to such shares.

     Treatment of Tax-Exempt U.S. Stockholders

     The IRS has ruled that amounts distributed by a REIT to a tax-exempt pension trust did not constitute unrelated business taxable income ("UBTI"). Although rulings are merely interpretations of law by the IRS and may be revoked or modified, based on this analysis, indebtedness incurred by the Company in connection with the acquisition of an investment should not cause any income derived from the investment to be treated as UBTI to a tax exempt entity. A tax-exempt entity that incurs indebtedness to finance its purchase of shares, however, will be subject to UBTI by virtue of the acquisition indebtedness rules.

     In addition, qualified trusts that hold more than 10% (by value) of the interests in a REIT may be required to treat a percentage of REIT dividends as UBTI. The requirement applies if
   (i) the qualification of the REIT depends upon the application of a "look-through" exception to the restriction on REIT stockholdings by five or fewer individuals, including qualified trusts, and (ii) the REIT is "predominantly held" by qualified trusts. Qualification of the Company as a REIT does not depend upon application of the "look-through" exception and the Company is not "predominantly held" by qualified trusts. Thus, the Company does not expect this rule to apply to it.

     Additional Tax Consequences for Holders of Preferred Stock,
        Depositary Shares and Warrants

     If the Company offers one or more series of Preferred Stock, Depositary Shares or Warrants, then there may be additional tax consequences for the holders of such Preferred Stock, Depositary Shares or Warrants. For a discussion of any such additional consequences, see the applicable Prospectus Supplement.

   Special Tax Considerations for Foreign Stockholders

     The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws on an investment in the REIT, including any reporting requirements, as well as the tax treatment of such an investment under tax treaties and their home country laws.

     In general, Non-U.S. Stockholders will be subject to regular
   United States federal income tax with respect to their investment in the Company if such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a United States trade or business may also be subject to the branch profits tax under section
   884 of the Code, which is payable in addition to regular United
   States corporate income tax. The Company expects to withhold
   United States income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company, or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company, claiming that the distribution is "effectively connected" income.

     A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend received by a Non-U.S. Stockholder that is not "effectively connected" with such Non-U.S. Stockholder's trade or business in the United States will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution of cash in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its shares of Common Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

     Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign
   Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under
   FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption. The Company will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits.

     A sale of shares of Common Stock by a Non-U.S. Stockholder generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA or are effectively connected with a U.S. trade or business. The shares of Common Stock of the Company will not constitute a United States real property interest if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. Currently, the Company is a domestically controlled REIT, and therefore the sale of shares in the Company are not subject to taxation under FIRPTA. However, because the shares of Common Stock are publicly traded, no assurance can be given that the Company will continue to be a domestically controlled REIT. If the Company, in the future, does not constitute a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of shares of Common Stock would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the shares were "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange, on which the shares of Common Stock will be listed) and on the size of the selling stockholder's interest in the Company.

     If the gain on the sale of the Company's shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such shares may be required to withhold 10% of the purchase price and remit such amount to the IRS.
   Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S.
   Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual's capital gains.

   Information Reporting Requirements
   and Backup Withholding Tax

     The Company will report to its U.S. Stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. U.S. Stockholders, other than certain exempt recipients, such as corporations and tax-exempt organizations, may be subject to backup withholding at a rate of 31% with respect to distributions paid unless such stockholder complies with applicable requirements of backup withholding rules. U.S. Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Any amount of backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against such U.S. Stockholder's United States federal income tax liability and may entitle such U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

     Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. For example, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

   Other Tax Considerations

     Effect of Tax Status of Operating Partnership and Other
   Partnerships on REIT Qualification.

     All of the Company's and the Subsidiary's investments are through the Operating Partnership, which in turn holds interests in other partnerships. The Company believes that the Operating Partnership, and each other partnership in which it holds an interest, is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the Operating Partnership were treated as an association taxable as a corporation, both the Company and the Subsidiary would cease to qualify as a REIT. If any of the other partnerships were treated as an association taxable as a corporation and the Operating Partnership's interest in such partnership exceeded 10% of the partnership's voting interests or the value of such interest exceeded 5% of the value of the Company's or the Subsidiary's assets, the Company or the Subsidiary would cease to qualify as a REIT. Furthermore, in such a situation, any partnerships treated as a corporation would be subject to corporate income taxes, and distributions from any such partnership to the Company or the Subsidiary, as the case may be, would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and which therefore could make it more difficult for the Company or the Subsidiary to meet the 75% asset test described above. Finally, in such a situation, the Company or the Subsidiary would not be able to deduct its share of any losses generated by any such partnership in computing its taxable income.

     Sale of Partnership Property

     Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT Requirements, both the Company's and the Subsidiary's share as partners of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company." Such prohibited transaction income will also have an adverse effect upon both the Company's and the Subsidiary's ability to satisfy the income tests for REIT status. See "-Requirements for Qualification-Income Tests."
   Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includible in a property's basis made during the four-year period prior to disposition must not exceed 30% of the property's net sales price. The Operating Partnership holds the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with the Company's and the Operating Partnership's investment objectives. No assurance can be given, however, that every property sale by the Operating Partnership will constitute a sale of property held for investment.

     There are additional consequences with respect to a sale or other taxable disposition of any of the Operating Partnership's properties (a "Covered Sale") listed in Exhibit C to the Fifth Amended and Restated Limited Partnership Agreement of the Operating Partnership (the "Amended Operating Partnership

   Agreement"). During the five-year period beginning with the Merger Date, a limited partner of the Operating Partnership (a
   "Limited Partner") who is allocated pre-contribution gain under
   Section 704(c) of the Code on a Covered Sale is entitled to a distribution, pro rata in accordance with the Units, of sufficient cash to pay any tax liability incurred by reason of such allocation and distribution. In addition, during the sixth through the eighth years after the Merger Date, a Limited Partner that is a DeBartolo family member or an affiliate of the DeBartolo family
   (including certain estates and trusts) who is allocated gain on a Covered Sale can require the Operating Partnership to exchange such Limited Partner's Units pursuant to the exchange rights under the Amended Operating Partnership Agreement for cash to the extent of the tax due on such allocation and exchange.

   State and Local Taxes

     The Company and the Subsidiary are, and their stockholders may be, subject to state, local or other taxation in various state, local or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in the Company.

   Possible Federal Tax Developments

     The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department and Congress.
   New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of the Company or of its stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting the Company or its stockholders.
   Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative, judicial or administrative action. Any material changes or developments will be described in a Prospectus Supplement.



                PLAN OF DISTRIBUTION

     The Company may sell the Securities to or through underwriters, and also may sell the Securities directly to one or more other purchasers or through agents. The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Shares of Common Stock may also be issued pursuant to this Prospectus to holders of Units in exchange for their Units, which Units may be exchanged for shares of Common Stock on a one-for-one basis or cash, as selected by the Company, pursuant to the partnership agreement of the Operating Partnership.

     The Prospectus Supplement will set forth terms of the offering of the Securities, including where applicable, (i) the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale or issuance of Securities,
   (ii) in the case of the Common Stock, the initial public offering price, where applicable, (iii) in the case of the Preferred Stock, the specific title and stated value, any distribution, liquidation, redesignation, conversion, voting and other rights, and any initial public offering price; (iv) in the case of Depositary Shares, the fractional shares of Preferred Stock represented by each Depositary Share; (v) in the case of Warrants, the duration, offering price, exercise price and detachability; (vi) any underwriting discounts, commissions and other items constituting underwriters's compensation from the Company and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (vii) any commissions paid to any agents and (viii) the net proceeds to the Company. In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of Securities they realize, may be deemed to be underwriting discounts and commissions under the Securities Act.

     Under agreements the Company may enter into, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

     Unless otherwise set forth in the Prospectus Supplement relating to the issuance of Securities, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent and each of the underwriters with respect to such Securities will be obligated to purchase all of the Securities allocated to it if any such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.


                    LEGAL MATTERS

     The validity of the issuance of the Securities offered pursuant to this Prospectus will be passed upon by Piper & Marbury L.L.P., Baltimore, Maryland on behalf of the Company. Certain tax matters will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and certain legal matters will be passed upon for any underwriters, dealers or agents by Rogers & Wells, New York, New York.


                       EXPERTS

     The audited financial statements and schedule of the Company incorporated by reference in the Registration Statement of which this Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements and schedules of DRC incorporated by reference in the Registration Statement of which this Prospectus is a part, to the extent and for the periods indicated in their report, have been audited by Ernst & Young LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                             PART II

       INFORMATION NOT REQUIRED IN PROSPECTUS


   Item 14. Other Expenses of Issuance and Distribution.

      The expenses (not including underwriting commissions and fees) of issuance and distribution of the securities are estimated to be:

      Securities and Exchange Commission
       Registration Fee. . . . . . . . . . . . . . .$187,387


     NASD Filing Fees. . . . . . . . . . . . . . . .$ 30,500


      Accounting Fees and Expenses . . . . . . . . .$  25,000 (1)


      Attorneys' Fees and Expenses . . . . . . . . .$        (1)*


      Blue Sky Fees and Expenses . . . . . . . . . .$ 60,000 (1)*


     Miscellaneous Expenses. . . . . . . . . . . . .$      (1)*
                                                     ========

           Total . . . . . . . . . . . . . . . . . .$      (1)*

         (1) Estimated
         *  To be filed by amendment

   Item 15. Indemnification of Directors and Officers.

      The Company's officers and directors are indemnified under Maryland law, the Company's Charter and the partnership agreements of the Operating Partnership and SPG, LP against certain liabilities. The Company's Charter requires the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland. The Company's By-Laws contain provisions which implement the indemnification provisions of the Company's Charter.

      The Maryland General Corporation Law (the "MGCL") permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. No amendment of the Company's Charter shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Maryland law permits the Company to provide indemnification to an officer to the same extent as a director, although additional indemnification may be provided if such officer is not also a director.

      The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. The MGCL does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually
   received an improper benefit or profit in money, property or services
   (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter contains a provision consistent with the MGCL.
   No amendment of the Company's Charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment or repeal.

      The partnership agreements of the Operating Partnership and SPG, LP also provides for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Charter, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent liability of officers and directors of the Company to the Company and its stockholders is limited under the Company's Charter.

      The Company has entered into indemnification agreements with each of the Company's directors and officers. The indemnification agreements require, among other things, that the Company indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover each director and officer if the Company obtains directors' and officers' liability insurance.

   Item 16. Exhibits.


                                 EXHIBIT INDEX

                                                                 Sequentially
                                                                   Numbered
     Exhibit No.                 Description                         Page


     1.1*    Form of Underwriting Agreement

     3.1     Amended and Restated Articles of Incorporation,
                  incorporated by reference to Exhibit 3.1 to
                  Post-Effective Amendment No. 1 on Form
                  S-8 to the Company's Registration Statement
                  on Form S-4 (Registration No. 333-06933)
     3.2     Amended and Restated By-laws, incorporated by
                  reference to Exhibit 3.2 to Post-Effective
                  Amendment No. 1 on Form S-8 to
                  the Company's Registration
                  Statement on Form S-4 (Registration
                  No. 333-06933)
     4.1     Form of Common Stock Certificate
     4.2*    Form of Common Stock Warrant Agreement
     4.4*    Form of Preferred Stock Certificate
     4.5*    Form of Deposit Agreement
     4.6*    Form of Preferred Stock Warrant Agreement
     5.1     Opinion of Piper & Marbury L.L.P.
     8.1     Opinion of Paul, Weiss, Rifkind, Wharton &
                  Garrison
    12.1 Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
    23.1     Consent of Arthur Andersen LLP
    23.2     Consent of Ernst & Young LLP
    23.3     Consent of Piper & Marbury L.L.P.
              is contained in its opinion
                  filed as Exhibit 5.1
    23.4     Consent of Paul, Weiss, Rifkind, Wharton &
                  Garrison is contained in its
                  opinion filed as Exhibit 8.1
    23.5     Consent of Willkie Farr & Gallagher
    24.1     Power of Attorney (included in
                  the signature page to the
                  Registration Statement)
   ___________________
     *    To be filed by amendment.

   Item 17. Undertakings.

      (a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)  To include any prospectus required by
   Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
   Notwithstanding the foregoing, any increase or decrease in price of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
   1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (e)  The undersigned registrant hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on September 4, 1996.


                          SIMON DeBARTOLO GROUP, INC.



                          By: /s/ David Simon
                             David Simon
                             (Chief Executive Officer)



                             Power of Attorney


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints
   David Simon, Melvin Simon and Herbert Simon, and each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


      Name              Title                                   Date


   /s/ Melvin Simon     Co-Chairman of the Board of     September 4, 1996
   MELVIN SIMON            Directors

   /s/ Herbert Simon    Co-Chairman of the Board of     September 4, 1996
   HERBERT SIMON           Directors

   /s/ David Simon      Chief Executive                 September 4, 1996
   DAVID SIMON             Officer and Director (Principal
                           Executive Officer, Financial
                           Officer and
                           Accounting Officer)

/s/ Richard S. Sokolov  President, Chief Operating      September 4, 1996
   RICHARD S. SOKOLOV      Officer and Director

   /s/ Birch Bayh               Director                September 4, 1996
   BIRCH BAYH

   /s/ Edward J. DeBartolo, Jr. Director                September 4, 1996
   EDWARD J. DeBARTOLO, JR.

   /s/ William T. Dillard, II    Director               September 4, 1996
   WILLIAM T. DILLARD, II

   /s/ G. William Miller         Director               September 4, 1996
   G. WILLIAM MILLER

   /s/ Fredrick W. Petri         Director               September 4, 1996
   FREDRICK W. PETRI

   /s/ Terry S. Prindiville      Director               September 4, 1996
   TERRY S. PRINDIVILLE

   /s/ J. Albert Smith, Jr.      Director               September 4, 1996
   J. ALBERT SMITH, JR.

   /s/ Phillip J. Ward           Director               September 4, 1996
   PHILIP J. WARD

   /s/ M. Denise DeBartolo York  Director               September 4, 1996
   M. DENISE DeBARTOLO YORK